UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2023

Eledon Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19900 MacArthur Blvd. Suite 550
Irvine, California		92612
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 949 238-8090

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ELDN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2023, Eledon Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) (i) in an initial closing, (a) an aggregate of 15,151,518 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), or pre-funded warrants in lieu thereof (the “Pre-Funded Warrants”), and (b) common stock warrants exercisable into an aggregate of 15,151,518 shares of Common Stock (or Pre-Funded Warrants in lieu thereof) (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”); (ii) in a second closing, upon the satisfaction of specified conditions set forth in the Securities Purchase Agreement, an aggregate of 20,202,024 shares of Common Stock (or Pre-Funded Warrants); and (iii) in a third closing, upon the satisfaction of specified conditions set forth in the Securities Purchase Agreement, an aggregate of 25,252,530 shares of Common Stock (or Pre-Funded Warrants), in each case subject to customary adjustments as provided in the Securities Purchase Agreement, Pre-Funded Warrant or Common Warrant, as applicable. Each Common Warrant has an exercise price of $3.00 per share and expires five years after issuance. The Pre-Funded Warrants are exercisable immediately and until exercised in full.

The second and third closings under the Securities Purchase Agreement have mandatory funding conditions whereby the Purchasers committed to purchase shares in the second and third closings upon the satisfaction of specified clinical trial milestones and volume weighted average share price levels and trading volume conditions.

A holder (together with its affiliates) may not exercise any portion of a Warrant to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99% and, for one Purchaser, 19.99%) of the Company’s outstanding Common Stock immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Common Stock after exercising the holder’s Warrant up to 9.99% of the number of the Company’s Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrant.

The Securities Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. The initial closing of the Private Placement is expected to occur the week of May 1, 2023.

The Private Placement is expected to result in gross proceeds to the Company of approximately $35 million in the initial closing, an additional $105 million upon sale of the shares to be issued in the second and third closings, and an additional $45 million assuming the exercise of all Common Warrants. The Company intends to use the net proceeds from the Private Placement for working capital and general corporate purposes, including the clinical development of its lead asset, tegoprubart.

The Shares, the Warrants, and the shares of Common Stock issuable upon the exercise of the Warrants, have not been registered under the Securities Act of 1933, as amended, and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder.

In connection with the Private Placement, the Company entered into a registration rights agreement, dated April 28, 2023 (the “Registration Rights Agreement”), with the Purchasers, pursuant to which, among other things, the Company will (i) prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 to register for resale the Shares and the shares of Common Stock issuable upon the exercise of the Warrants within 20 calendar days, and (ii) use its reasonable best efforts to have the registration statement declared effective promptly after filing, and in any event no later than 60 days after the date of the Securities Purchase Agreement (or 90 days after the date of the Securities Purchase Agreement if the registration statement is reviewed by the SEC). The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.

SVB Securities LLC is acting as lead placement agent and Cantor Fitzgerald, LifeSci Capital and Noble Capital Markets, Inc. are acting as co-placement agents in connection with the Private Placement.

The foregoing description of the material terms of the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the form of Pre-Funded Warrant, the form of Common Warrant and the Registration Rights Agreement, which are filed as Exhibits 10.1, 4.1, 4.2 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K related to the Shares, the Warrants, and the shares of Common Stock issuable upon the exercise of the Warrants is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2023, Gary A. Lyons notified the Company that he is retiring from the Board of Directors of the Company at the end of his term and will not be standing for election at the Company’s 2023 annual meeting of stockholders.

On April 27, 2023, the Company entered into a letter agreement with David-Alexandre Gros, its CEO (the “Gros Agreement”), amending his employment agreement, dated as of September 9, 2020. Pursuant to the Gros Agreement, Dr. Gros’ employment agreement was amended to provide for (i) a modification of his Performance Bonus (as defined in his employment agreement), (ii) a retention bonus, (iii) potential equity acceleration of certain outstanding equity awards, and (iv) a new potential equity award that replaces his rights under his current employment agreement to receive a similar potential equity award. Pursuant to his Performance Bonus, Dr. Gros remains entitled to a $10 million bonus in the event that, during the Measurement Period (as defined in his employment agreement), the market value of the Company exceeds $1 billion. The amendment to his Performance Bonus entitles Dr. Gros to a pro-rata portion of his Performance Bonus in the event that his employment is terminated for any reason other than by the Company for Cause and the market value of the Company at the time of termination of employment is equal to or greater than $600 million, but less than $1 billion. The threshold Performance Bonus payment is $6 million at a $600 million market value and increases up to the maximum $10 million bonus payable at a $1 billion market value using linear interpolation. The amendment also provides that market value is calculated by taking into account the total value of all securities treated as equity securities in the Company’s financial statements (“Market Value”).

In addition, the amendment provides for a retention bonus (the “Gros Retention Bonus”) upon the earlier to occur of (i) a termination of his employment other than for cause, (ii) a change in control during the term of his employment, and (iii) July 31, 2026 (the earliest date to be the “Retention Bonus Date”). The Gros Retention bonus will be paid in cash or stock in an amount equal to the product of 761,589 multiplied by the difference between the fair market value of the Company’s common stock on the Retention Bonus Date over the fair market value of the Company’s common stock at the time of the initial closing of the Private Placement. The common stock price used to calculate the Gros Retention Bonus, however, will be limited to a maximum of $9.00.

The amendment also provides for vesting acceleration of Dr. Gros’ outstanding equity awards. If Dr. Gros’ employment is terminated by the Company without cause or by him for good reason, subject to his execution of the release contemplated by his employment agreement, any then-unvested and outstanding performance-based equity awards will now (1) remain outstanding and eligible to vest if the applicable performance conditions are satisfied during the 12 months following such termination of employment, and (2) the term of such performance-based options will be extended until the earlier of (A) 90 days after the performance conditions are achieved and (B) the normal expiration date of such performance-based options. If his employment is terminated without cause or for good reason in connection with a change of control, subject to his execution of the release contemplated by his employment agreement, any then-unvested and outstanding performance-based equity awards will become fully vested at the target performance level.

Finally, the Gros Agreement modifies Dr. Gros’ employment agreement to provide that instead of the Incentive Shares provided in Section 4(c) of his employment agreement, Dr. Gros will be eligible to receive a proportionate grant of common stock that will be equal to one percent of the fully diluted shares of Company common stock, upon the first occurrence of (i) the exercise of a majority of the Common Warrants or Pre-Funded Warrants held by the largest holder of such warrants on the initial closing of the Private Placement and (ii) the first date that is six months after the date on which topline data for the Company’s kidney transplantation phase 2 trial (K207) is available to the Company and where the Company’s Market Value is equal to or greater than $900 million for a period of 20 consecutive calendar days. Dr. Gros will be entitled to such new incentive shares if either of the above conditions are satisfied at any time during the term of his employment agreement or within 12 months following a termination of his employment without cause or for good reason.

The foregoing description of the Gros Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Gros Agreement, a copy of which is filed herewith as Exhibit 10.3.

Steven Perrin, Ph.D. Letter Agreement

On April 27, 2023, the Company entered into a letter agreement with Steven Perrin, Ph.D. (the “Perrin Agreement”), amending his employment agreement, dated as of September 14, 2020. Pursuant to the Perrin Agreement, Dr. Perrin’s employment agreement was amended to provide for a retention bonus providing for substantially similar terms as those provided pursuant to the Gros Retention Bonus. The only difference is that instead of using 761,589 in the calculation, the applicable number for the calculation will be 327,350.

The foregoing description of the Perrin Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Perrin Agreement, a copy of which is filed herewith as Exhibit 10.4.

Item 7.01 Regulation FD Disclosure.

On May 1, 2023, the Company issued a press release announcing the Private Placement. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant to Purchase Common Stock
4.2	Form of Tranche A Warrant to Purchase Common Stock or Pre-Funded Warrants
10.1	Securities Purchase Agreement, dated April 28, 2023
10.2	Registration Rights Agreement, dated April 28, 2023
10.3	David-Alexandre Gros, M.D. Letter Agreement, dated April 27, 2023
10.4	Steven Perrin, Ph.D. Letter Agreement, dated April 27, 2023
99.1	Press Release dated May 1, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eledon Pharmaceuticals, Inc.

Date:	May 1, 2023	By:	/s/ David-Alexandre C. Gros, M.D.
Name: David-Alexandre C. Gros, M.D. Title: Chief Executive Officer